EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-133779, 333-143329, 333-144362, 333-148548) and Form S-8 (File Nos. 333-140673 and 333-155526) previously filed by Cougar Biotechnology, Inc. of our reports dated March 12, 2009 with respect to our audits of the financial statements of Cougar Biotechnology, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 and for the period from May 14, 2003 (date of inception) to December 31, 2008 and the effectiveness of Cougar Biotechnology, Inc.’s internal control over financial reporting as of December 31, 2008, which appear in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/    J.H. Cohn LLP

San Diego, California

March 12, 2009